Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors
Aldabra 2 Acquisition Corp.
We hereby consent to the use in the Prospectus constituting part of the Registration Statement on Form S-1 of our report dated March 9, 2007, on the financial statements of Aldabra 2 Acquisition Corp. as of February 28, 2007 and for the period from February 1, 2007 (date of inception) to February 28, 2007, which appears in such Prospectus. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.
/s/ GOLDSTEIN GOLUB KESSLER LLP
GOLDSTEIN GOLUB KESSLER LLP
New York, New York
March 16, 2007